Exhibit (a)(5)(xiii)
Transcript of Interview by Channel NewsAsia with Mr. Khaw Kheng Joo,
Director and Chief Executive Officer of MediaRing, on July 4, 20061
Singapore Business Tonight on Channel NewsAsia
July 4, 2006, 10.30 pm (Singapore)
Host: Gerard Lam / Reporter: Jeana Wong
Introduction by host:
MediaRing says an investment horizon is irrelevant when considering its takeover offer for Pacific Internet.
This is because PacNet’s growth plan remains untested, whether it takes six months or five years to roll out.
The telephony service provider was speaking to Channel NewsAsia in response to PacNet’s recommendation on its bid.
On Monday, PacNet said short-term investors should take up the MediaRing offer — but long-term investors might want to hold out.
MediaRing is offering US$9.50 a share for all PacNet shares that it does not already own.
It reiterated on Tuesday that it believes the two companies have synergies in geographic footprint and technologies and it says it has the ability to fulfill its vision to be a one-stop regional shop for Internet Protocol-based communications with or without PacNet.
Khaw Kheng Joo, Chief Executive Officer of MediaRing, said: “We think that the risks associated with it, whether it’s short-term, long-term, medium-term, it’s about the same. If this offer doesn’t come true, we will continue with our plan. When we entered Cambodia, we actually entered as an ISP (Internet Service Provider). So we’ll definitely continue with this strategy and we’re going to build a regional telco based on the IP backbones.”
Conclusion by host:
Apart from organic growth, MediaRing plans to expand its operations through acquisitions or joint ventures with strong regional players in key markets across Asia.
[END OF TRANSCRIPTION]

[1]	This document is neither an offer to purchase nor a solicitation of an offer to sell securities. The solicitation and offer to purchase ordinary shares of PacNet is only being made pursuant to a Tender Offer Statement on Schedule TO (including the Offer to Purchase, Letter of Transmittal and other related tender offer materials) filed by MediaRing with the SEC on May 12, 2006. Holders of PacNet shares should read carefully the Tender Offer Statement (and related materials), as amended from time to time, because they contain important information. Holders of PacNet shares and investors may download free copies of such materials (and all other documents that MediaRing has filed with the SEC) at the SEC’s website at www.sec.gov, or from D.F. King & Co., Inc, the Information Agent for the offer.

The Directors of MediaRing (including those who may have delegated detailed supervision of this document) have taken all reasonable care to ensure that the facts stated in this document are fair and accurate and that no material fact has been omitted from this document and they jointly and severally accept responsibility accordingly.
Cautionary Note on Forward-Looking Statements
This document includes certain forward-looking statements. These statements appear throughout this document and include statements regarding MediaRing’s intent, belief or current expectations of, including statements concerning MediaRing’s plans with respect to, the acquisition of all of the PacNet shares. Such forward-looking statements are not guarantees of future performance or events and involve risks and uncertainties. Actual results may differ materially from those described in such forward-looking statements as a result of various factors. Factors that might affect such forward-looking statements include, among other things, (i) the inability of MediaRing to execute fully its business strategy after increasing its ownership stake in PacNet; (ii) amendments in MediaRing’s business strategies or plans arising from changes in business or market conditions; (iii) general economic, capital market and business conditions; (iv) terrorist attacks on the United States, Singapore or other international targets; (v) competitive factors in the industries in which PacNet and MediaRing operate; (vi) changes in government regulation; (vii) changes in tax law requirements, including tax rate changes, new tax laws and revised tax law interpretations; and (viii) such other risks and uncertainties described in PacNet’s filings with the SEC under the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

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